EXHIBIT 99.1
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                [Maxcor Financial Group Inc. Letterhead and Logo]

Dear Fellow Stockholders:

         Our company began 2001 with a feeling of renewed confidence in our business and its prospects for continued growth. Indeed, 2001 became a year in which we achieved record profitability, expanded our product offerings and improved our overall financial position. But it was also a year in which we suffered a devastating loss in human terms. In the September 11 terrorist attacks on the World Trade Center, 61 of our valued employees and colleagues, all vital members of the Maxcor and Euro Brokers family, were killed. The attacks also completely destroyed our New York headquarters on the 84th floor of 2 World Trade Center, together with all of our property and on-site technological infrastructure. Accordingly, 2001 ended as a year that we will never forget, and all of those we lost will forever be remembered in our hearts and in our minds.

         Our company is blessed in having an extraordinarily dedicated and resourceful team of employees. Their tireless efforts, loyalty, drive and fearless spirit enabled us to begin re-establishing operations in New York just a week after the attacks and spearheaded our remarkable recovery. Simply put, there was just no way that our surviving group would allow terrorism and evil to triumph over us. We thank every member of our technology and infrastructure team who worked around the clock to rebuild our business, desk-by-desk, computer-by-computer. We thank our brokers, operations and support staff and all our other employees for their magnificent, unparalleled efforts. Everyone who has visited our temporary headquarters on the 16th floor at One New York Plaza is amazed at our recovery. We are also truly grateful to have such a supportive and generous friend in Prudential Securities, who offered us this temporary space immediately after the attacks and thereby enabled us to stay together in one location, which was key to both our emotional and business recovery.

         We also could not have come through this devastating experience without the extraordinary loyalty and concern of our clients. We have always strived to provide our clients with the best possible service, and we are deeply appreciative of the support, patience and understanding they showed us during our rebuilding phase. We owe them, along with so many others, an enormous debt of gratitude.

         Our Maxcor/Euro Brokers family has become tighter, has gained strength and is looking toward the future with a shared determination to succeed. We have accepted our responsibility to provide assistance to the children and families of our lost colleagues and established The Euro Brokers Relief Fund, Inc. On the six-month anniversary of the attacks, our New York, London, Mexico City and Stamford offices held a charity day in which all brokerage revenues were pledged to the Relief Fund. On what was a highly charged, emotional day, we raised over $1 million for the Relief Fund. Our commitment to the Relief Fund will continue, and we plan to have additional charity days, alongside other fund raising efforts.

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         The year 2001 will always be remembered with great sadness and sense of loss, but we also acknowledge and recognize with pride our business successes of this past year. These include the following significant financial highlights and accomplishments:

         o Our revenues grew by 17.5%, from $132 million in 2000 to $155 million in 2001;

         o Our net income increased by 351%, from $2 million in 2000 to $9 million in 2001;

         o Our book value per share increased by 40%, from $3.48 at year-end 2000 to $4.88 at year end 2001;

         o We repurchased a total of 1,244,011 shares of our common stock at an average price of $2.42 per share;

         o We generated positive cash flow from operations of $15 million in 2001, excluding unrecognized insurance advances and other effects of September 11th; and

         o We redeemed all $2 million of our preferred stock that was outstanding and repaid $1.3 million of our debt - at year end 2001, our notes and loans payable were at a historical low of $450,000.

         We are continuing our work in 2002 in a mood of cautious optimism, grateful for how far we have come, yet mindful of current global uncertainty. We will maintain our focus on growing our business and on conducting it in an innovative, opportunistic and disciplined manner.

         In closing, all of us at Maxcor would like to express our sincere gratitude to each of our stockholders for their continued loyalty and support. We look forward to continuing to justify your faith in us.

                                Very truly yours,


       /s/ Gilbert D. Scharf                    /s/ Keith E.Reihl
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       Gilbert D. Scharf                        Keith E. Reihl
       Chairman & C.E.O.                        Chief Operating Officer



April 30, 2002


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